Exhibit 99.3

CRITERIA CAIXA, S.A.U. (como Pignorante) / (as Pledgor) y / and GOLDMAN SACHS INTERNATIONAL (como Parte Garantizada) / (as Secured Party) y / and CAIXABANK, S.A. (como Depositario) / (as Custodian)
PÓLIZA DE GARANTÍA FINANCIERA PIGNORATICIA SOBRE ACCIONES DE TELEFÓNICA, S.A. / DEED (PÓLIZA) OF FINANCIAL SECURITY INTEREST OVER SHARES IN TELEFÓNICA, S.A.

PÓLIZA DE GARANTÍA FINANCIERA PIGNORATICIA SOBRE ACCIONES DE TELEFÓNICA, S.A.	DEED (PÓLIZA) OF FINANCIAL SECURITY INTEREST OVER SHARES IN TELEFÓNICA, S.A.
En Madrid y Barcelona, a 31 de julio de 2024.	In Madrid and Barcelona, on 31 July 2024.
Con la intervención de D. Fernando Molina Stranz, Notario de Madrid y de su Ilustre Colegio, y en Barcelona, en la misma fecha, con la intervención de Dña. Blanca Pardo García, Notario de Barcelona y del Ilustre Colegio de Notarios de Cataluña, expresamente requeridos para este acto.	With the intervention of Mr. Fernando Molina Stranz, Notary of Madrid and of its Illustrious Bar Association, and in Barcelona, on this same date, with the intervention of Ms. Blanca Pardo García, Notary of Barcelona and of the Catalonia’s Illustrious Bar Association, expressly required for this purpose.
REUNIDOS	BETWEEN
De una parte,	On one hand,

(1)

CRITERIA CAIXA, S.A.U. una sociedad cuyos datos registrales son los que figuran en la intervención de la presente póliza. Los datos personales de su(s) representante(s), así como los del poder en virtud del cual comparece(n) son los que figuran en la intervención de la presente póliza (el “Pignorante”).

(1)

CRITERIA CAIXA, S.A.U. a company which registration details are those set out in the intervention hereof. The personal details of its representative(s), as well as the details of the power of attorney by virtue of which such representative(s) appear(s) are those set out in the intervention hereof (the “Pledgor”).

De otra parte,	On the other hand,

(2)

GOLDMAN SACHS INTERNATIONAL, una sociedad cuyos datos registrales son los que figuran en la intervención de la presente póliza. Los datos personales de su(s) representante(s), así como los del poder en virtud del cual comparece(n) son los que figuran en la intervención de la presente póliza (la “Parte Garantizada”).

(2)

GOLDMAN SACHS INTERNATIONAL, a company which registration details are those set out in the intervention hereof. The personal details of its representative(s), as well as the details of the power of attorney by virtue of which such representative(s) appear(s) are those set out in the intervention hereof (the “Secured Party”).

De otra parte,	On the other hand,
(3) GOLDMAN SACHS INTERNATIONAL, como agente de cálculo (Calculation Agent) (el “Agente de Cálculo”).	(3) GOLDMAN SACHS INTERNATIONAL, as calculation agent (the “Calculation Agent”).
Y, de otra parte,	And, on the other hand,

(4)

CAIXABANK, S.A., una sociedad cuyos datos registrales son los que figuran en la intervención de la presente póliza. Los datos personales de su(s) representante(s), así como los del poder en virtud del cual comparece(n) son los que figuran en la intervención de la presente póliza (el “Depositario”).

(4)

CAIXABANK, S.A., a company which registration details are those set out in the intervention hereof. The personal details of its representative(s), as well as the details of the power of attorney by virtue of which such representative(s) appear(s) are those set out in the intervention hereof (the “Custodian”).

El Depositario otorga la presente Póliza para tomar razón (i) de la constitución de la Garantía Financiera Pignoraticia (que figura en la Cláusula 2 siguiente); (ii) de las declaraciones, garantías y compromisos (que figuran en la Cláusula 8 siguiente); (iii) los mecanismos de ejecución (que figuran en la Cláusula 9 siguiente); y (iv) del cumplimiento de las obligaciones previstas para el mismo en virtud de la presente Garantía Financiera Pignoraticia, incluyendo, sin limitación la Cláusula 13.	The Custodian executes this Deed for the purposes of acknowledging (i) the creation of the Financial Security Interest (as set out in Clause 2 below); (ii) the representation, warranties and undertakings (as set out in Clause 8 below); (iii) the enforcement mechanisms (as set out in Clause 9 below); and (iv) the compliance with the obligations provided for it under this Financial Security Interest, including, without limitation, Clause 13.
Cada uno de los intervinientes será denominado una “Parte” y conjuntamente, las “Partes”.	Each of the above, a “Party” and together, the “Parties”.
El Pignorante y la Parte Garantizada reconociéndose mutuamente capacidad plena para otorgar la presente Póliza	The Pledgor and the Secured Party mutually recognising each other’s capacity to enter into this Deed, hereby
EXPONEN	DECLARE

(A)

Que, en fecha 5 de abril de 2024, el Pignorante y la Parte Garantizada han suscrito una confirmación (tal y como ha sido novada y refundida en cada momento y, en particular en el día de hoy, la “Confirmación”), que suplementa, forma parte de, y está sujeta al ISDA Master Agreement, junto con su Anexo de Soporte de Crédito (Credit Support Annex), suscrito en fecha 16 de diciembre de 2016 (el “Contrato Máster ISDA”, y junto con la Confirmación, el “Contrato”).

(A)

That, on 5 April 2024, the Pledgor and the Secured Party have entered into a confirmation (as amended and restated from time to time and, in particular, on the date hereof, the “Confirmation”), which supplements, forms part of, and is subject to the ISDA Master Agreement, together with the Credit Support Annex thereof dated as of 16 December 2016 (the “ISDA Master Agreement”, and together with the Confirmation, the “Agreement”).

El Contrato ha sido otorgado sobre la base y el entendimiento de que la operación reflejada en el mismo constituye una operación financiera de la que se derivan obligaciones financieras principales, tal y como se definen en el Real Decreto-Ley 5/2005, de 11 de marzo, de reformas urgentes para el impulso de la productividad y para la mejora de la contratación pública (tal y como pueda ser novado en cada momento) (en lo sucesivo, el “RDL 5/2005”), lo cual aceptan y manifiestan todas las Partes expresamente.	The Agreement has been effected on the basis and the understanding that the transaction reflected therein is a financial transaction from which principal financial obligations arise, as defined in the Royal Decree-Law 5/2005, 11 March (hereinafter, as may be amended from time to time, the “RDL 5/2005”), all of which the Parties hereto expressly accept and represent.

(B)

Que en la presente fecha el Pignorante es propietario de, entre otras, 185.136.784 acciones ordinarias que han sido emitidas por Telefónica, S.A. (el “Emisor”) bajo el código “ISIN” (Número Internacional de Identificación de Valores) ES0178430E18 y que están admitidas a negociación en las bolsas de valores de Barcelona, Bilbao, Madrid y Valencia para su contratación a través del Sistema de Interconexión Bursátil, las cuales se encuentran íntegramente desembolsadas y depositadas en la Cuenta de Custodia (según este término se define a continuación) (en adelante, las “Acciones”).

(B)

That as of the date hereof the Pledgor owns, among others, 185,136,784 fully paid ordinary shares issued by Telefónica, S.A. (the “Issuer”) with the “ISIN” (International Securities Identification Number) code ES0178430E18, which are currently admitted to listing on the Barcelona, Bilbao, Madrid and Valencia stock exchanges for trading through the Automated Quotation System and deposited in the Custody Account (as this term is defined below) (hereinafter, the “Shares”).

(C)

Que en la presente fecha, el Pignorante es el único y legítimo titular de las Acciones, libres de toda carga o gravamen, conforme se acredita en el certificado de legitimación expedido por el Depositario, en su condición de entidad actualmente encargada de la custodia y registro contable de las Acciones Pignoradas (tal y como dicho término se define a continuación) en cuanto entidad participante en la Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (“Iberclear”), copia del cual se adjunta a la presente Póliza como Anexo (D).

(C)

That on the date hereof, the Pledgor is the sole and legitimate owner of the Shares, free from any liens, charges or encumbrances, as evidenced by the certificate issued by the Custodian, as an entity currently in charge of the custody and book-entry registration of the Pledged Shares (as such term defined below), in its capacity as a participant entity of the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (“Iberclear”). A copy of such certificate is attached hereto as Schedule (D).

(D)

Que el Pignorante se ha comprometido frente a la Parte Garantizada, de forma irrevocable e incondicional, a otorgar una garantía financiera pignoraticia sometida a lo establecido en el RDL 5/2005 sobre todas y cada una de las Acciones en el haber de la Cuenta de Custodia (conjuntamente las “Acciones Pignoradas”) en garantía del íntegro y puntual pago y cumplimento de las Obligaciones Garantizadas (tal y como dicho término se define en la Cláusula 2.1 siguiente). Las Partes declaran que el otorgamiento de la presente garantía financiera pignoraticia sometida a lo establecido en el RDL 5/2005 es y ha sido una condición esencial para que la Parte Garantizada haya suscrito el Contrato.

(D)

That the Pledgor has irrevocably and unconditionally undertaken before the Secured Party to grant a financial security interest subject to the RDL 5/2005 over each and all of the Shares standing to the credit of the Custody Account, (jointly the “Pledged Shares”) as security for the full and timely payment and/or performance of the Secured Obligations (as such term is defined in Clause 2.1 below). The Parties declare that the granting of this financial security interest subject to the RDL 5/2005 is and has been an essential condition for the Secured Party to enter into the Agreement.

(E)

Que, en virtud de cuanto antecede, las Partes han convenido en suscribir esta póliza (la “Póliza”) de Garantía Financiera Pignoraticia (tal y como dicho término se define a continuación) sobre las Acciones, sometida a lo establecido en el RDL 5/2005, de conformidad con las siguientes

(E)

Pursuant to the above, the Parties have agreed to enter into this deed (póliza) (the “Deed”) of Financial Security Interest (as such term is defined below) over the Shares subject to the RDL 5/2005, in accordance with the following

CLÁUSULAS	CLAUSES
1. INTERPRETACIÓN Y DEFINICIONES	1. INTERPRETATION AND DEFINITIONS

1.1

A efectos de la presente Póliza, y salvo que otra cosa se establezca en la misma, los términos que aparezcan con mayúscula tendrán el mismo significado que en el Contrato. En caso de discrepancia entre los términos de la presente Póliza y los términos del Contrato, prevalecerá lo previsto en el Contrato.

1.1

For the purposes of this Deed, and unless otherwise provided herein, capitalised terms shall have the meaning ascribed to them in the Agreement. In case of discrepancy between the terms of this Deed and the terms of the Agreement, the provisions of the Agreement shall prevail.

Salvo que del contexto se deduzca lo contrario, las palabras (incluyendo las palabras definidas en la presente Póliza), en singular incluirán el plural y viceversa, las palabras del género masculino incluirán el género femenino y neutro, y las palabras que hagan referencia a una persona incluirán una persona jurídica o sociedad y viceversa.	Unless the context otherwise requires, words (including words defined in this Deed) denoting the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders, and words importing a person shall include a body corporate or firm and vice versa.
Cualquier referencia a cualquier documento incluye ese documento tal y como haya o pueda ser modificado, variado, cedido, novado, refundido o suplementado en cada momento y cualquier referencia a una parte incluirá a sus sucesores, cesionarios autorizados y sus beneficiarios autorizados.	Any reference to any document includes that document as it has or may be amended, varied, assigned, novated, restated or supplemented from time to time and any reference to a party shall include that party’s successors in title, permitted assignees and permitted transferees.
1.2 Esta Póliza no modifica los términos y condiciones del Contrato, que permanecerán sujetos a sus propios términos y condiciones.	1.2 This Deed shall not alter of affect the terms and conditions of the Agreement which will remain in full force and effect subject to their own terms and conditions.
1.3 El Pignorante y la Parte Garantizada manifiestan conocer y aceptar, en toda su integridad, los términos y condiciones del Contrato del que son parte y por lo tanto tienen copia.	1.3 The Pledgor and the Secured Parties state that they know and accept in full the terms and conditions of the Agreement to which they are a party and therefore have a copy.

1.4 A los propósitos de la presente Póliza:	1.4 For the purposes of this Deed:
“Días Hábiles” significa un día (distinto de sábado o domingo) en el que los bancos estén abiertos para efectuar operaciones en Madrid y Barcelona.	“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in Madrid and Barcelona.
“Cuenta de Custodia” significa la cuenta de valores con número [***] abierta con el Depositario a nombre del Pignorante.	“Custody Account” means the securities account number [***] established with the Custodian in the name of the Pledgor.
“Supuesto de Ejecución” significa (i) la designación por la Parte Garantizada de una fecha de vencimiento anticipada (Early Termination Date) de conformidad con el Contrato Máster ISDA; (ii) el acaecimiento de un supuesto de incumplimiento (Event of Default) bajo el Contrato Máster ISDA respecto del cual el Pignorante sea la parte incumplidora (Defaulting Party); o (iii) el acaecimiento de un supuesto de vencimiento (Termination Event) bajo el Contrato Máster ISDA respecto del cual el Pignorante sea la parte afectada (Affected Party), en el entendido de que se considerará que dicho Supuesto de Ejecución ha dejado de existir si el Pignorante (antes de que la Parte Garantizada ejecute esta Garantía Financiera Pignoraticia) ha cumplido íntegramente las Obligaciones Garantizadas.	“Enforcement Event” means (i) the designation by the Secured Party of an Early Termination Date pursuant to the ISDA Master Agreement; (ii) the occurrence of an Event of Default under the ISDA Master Agreement in respect of which the Pledgor is the Defaulting Party, or (iii) the occurrence of a Termination Event under the ISDA Master Agreement in respect of which the Pledgor is the Affected Party, provided always that such Enforcement Event shall be deemed to cease to exist if the Pledgor has (prior to the Secured Party enforcing this Financial Security Interest) discharged in full the Secured Obligations.
“Dividendo Extraordinario” significa cualquier dividendo u otra distribución (en efectivo, acciones u otros activos) que sea expresamente declarada por el Emisor como dividendo extraordinario, dividendo especial o distribución especial a los accionistas o cualquier término análogo, así como cualquier otra distribución del Emisor que no entre dentro de la definición de Dividendo Ordinario.	“Extraordinary Dividend” means any dividend or other distribution (in cash, shares or other assets) that is expressly declared by the Issuer to be an extraordinary dividend, special dividend or special distribution to the shareholders or any analogous term as well as any other distribution of the Issuer that does not fall within the definition of Ordinary Dividend.
“Dividendo Ordinario” significa los dividendos ordinarios (en efectivo o en acciones del Emisor, incluyendo dividendos electivos -scrip dividends- y emisiones gratuitas de acciones en lugar de dividendos) declarados y pagados de conformidad con la política de dividendos del Emisor vigente en cada momento. Para evitar cualquier duda, los dividendos a cuenta pagados de conformidad con la política de dividendos del Emisor constituirán dividendos ordinarios.	“Ordinary Dividend” means ordinary dividends (in cash or shares of the Issuer, including scrip dividends and bonus share issues in lieu of dividends) declared and paid in accordance with the dividend policy of the Issuer as in effect from time to time. For the avoidance of doubt, interim dividends (dividendos a cuenta) paid in accordance with the dividend policy of the Issuer shall constitute ordinary dividends.

“Contrato” tiene el significado atribuido en el expositivo (A) de la presente Póliza.	“Agreement” has the meaning ascribed to it in recital (A) of this Deed.
“Garantía Financiera Pignoraticia” tiene el significado atribuido en la Cláusula 2.1 siguiente de la presente Póliza.	“Financial Security Interest” has the meaning ascribed to it in Clause 2.1 below.
“Acciones Pignoradas” tiene el significado atribuido en la expositivo (D) de la presente Póliza.	“Pledged Shares” has the meaning ascribed to it in recital (D) of this Deed.
“RDL 5/2005” tiene el significado atribuido en el expositivo (A) de la presente Póliza.	“RDL 5/2005” has the meaning ascribed to it in recital (A) of this Deed.
“Obligaciones Garantizadas” tiene el significado atribuido en la Cláusula 2.1 siguiente.	“Secured Obligations” has the meaning ascribed to it in Clause 2.1 below.
“Firmante Autorizado de la Parte Garantizada” significa cualquiera de los firmantes autorizados de la Parte Garantizada cuya firma se contenga en el Anexo 9.4 de la presente Póliza. A los efectos de la presente definición, las Partes reconocen que la Parte Garantizada podrá actualizar el listado de Firmantes Autorizados de la Parte Garantizada en cualquier momento.	“Secured Party Authorised Signatory” means any of the authorised signatories of the Secured Party whose signature is set out in Schedule 9.4 of this Deed. For the purposes of this definition, the Parties acknowledge that the Secured Party may update the list of the Secured Party Authorized Signatories from time to time.
“Acciones” tiene el significado atribuido en el expositivo (B) de la presente Póliza.	“Shares” has the meaning ascribed to it in recital (B) of this Deed.
“Ley Concursal” significa el Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal, según sea modificado en cada momento (en particular y sin limitación, por la Ley 16/2022, de 5 de septiembre, de reforma del texto refundido de la Ley Concursal).	“Spanish Insolvency Act” means the Royal Legislative Decree 1/2020, of 5 May, by means of which the recast text of the Insolvency Act (Ley Concursal) was approved, as amended from time to time (in particular and without limitation, by means of Law 16/2022, of 5 September, of amendment of the recast text of the Insolvency Act).

2. constitución de garantía financiera pignoraticia Y TRASLADO POSESORIO	2. CREATION OF FINANCIAL SECURITY INTEREST AND TRANSFER OF POSSESSION

2.1

En garantía del íntegro y puntual cumplimiento por parte del Pignorante de todas las obligaciones y responsabilidades exigibles presentes o futuras, debidas o incurridas por el Pignorante frente a la Parte Garantizada bajo el Contrato, ya sean actuales o contingentes, junto con todos los intereses que se devenguen y todos los costes y gastos incurridos por la Parte Garantizada en conexión con el Contrato (en lo sucesivo, las “Obligaciones Garantizadas”) y sin perjuicio de la responsabilidad patrimonial universal del Pignorante establecida en el artículo 1.911 del Código Civil, que no se entiende limitada en modo alguno por la constitución de esta garantía financiera pignoraticia, y cualesquiera otras garantías constituidas a favor de la Parte Garantizada, el Pignorante, de forma irrevocable e incondicional, por la presente constituye a favor de la Parte Garantizada una garantía financiera pignoraticia de primer rango de conformidad con lo establecido en el RDL 5/2005 sobre todas y cada una de las Acciones Pignoradas. La Parte Garantizada acepta el derecho real de prenda (en adelante, la “Garantía Financiera Pignoraticia”).

2.1

As security for the full and timely payment and/or performance of all the obligations or liabilities due, owing or incurred to the Secured Party by the Pledgor under the Agreement at present or in the future, whether actual or contingent, together with all interest accruing thereon and all reasonable costs and expenses incurred by the Secured Party in connection the Agreement (hereinafter the “Secured Obligations”), and without prejudice to the universal patrimonial liability of the Pledgor as set out by article 1,911 of the Spanish Civil Code, which is not limited in any way by the creation of this financial security interest, and any other security or guarantee granted in favour of the Secured Party, the Pledgor hereby irrevocably and unconditionally creates in favour of the Secured Party a first ranking financial security interest in accordance with the RDL 5/2005 over each and all of the Pledged Shares. The Secured Party hereby accepts such right of pledge in its own (hereinafter, the “Financial Security Interest”).

2.2

Las Acciones Pignoradas se encuentran representadas mediante anotaciones en cuenta y, por tanto, de conformidad con lo dispuesto en el apartado 2.a) del artículo octavo del RDL 5/2005, se entenderá que la Garantía Financiera Pignoraticia ha sido constituida y aportada desde su fecha de inscripción en el correspondiente registro contable del Depositario. La inscripción se realizará a la mayor brevedad posible por el Depositario de conformidad con lo establecido en el Real Decreto 814/2023, de 8 de noviembre, sobre instrumentos financieros, admisión a negociación, registro de valores negociables e infraestructuras de mercado (en adelante, el “RD 814/2023”) y el Reglamento de Iberclear de 22 de diciembre de 2015.

2.2

The Pledged Shares are represented by means of book entries and, therefore, in accordance with the provisions of section 2.a) of article eight of the RDL 5/2005, the Financial Security Interest will be deemed to have been granted and delivered as of its respective date of registration in the Custodian’s register book-entry. Such registration will be promptly performed by the Custodian in accordance with the terms of the Royal Decree 814/2023, of 8 November (Real Decreto 814/2023, de 8 de noviembre, sobre instrumentos financieros, admisión a negociación, registro de valores negociables e infraestructuras de mercado) (hereinafter, “RD 814/2023”) and the Reglamento de Iberclear de 22 de diciembre de 2015.

2.3

El Depositario toma razón de la constitución de la presente Garantía Financiera Pignoraticia, de los términos y condiciones de sus obligaciones previstas en la presente Garantía Financiera Pignoraticia, de los mecanismos de ejecución, así como de los términos y condiciones del modelo de notificación de ejecución que se incluye en la misma.

2.3

The Custodian acknowledges the creation of this Financial Security Interest, of the terms and conditions of its obligations set out in this Financial Security Interest, the enforcement mechanisms as well as of the terms and conditions of enforcement notice included therein.

Asimismo, el Pignorante y la Parte Garantizada por la presente instruyen al Depositario, el cual acepta, para que proceda a realizar la inscripción de la Garantía Financiera Pignoraticia a favor de la Parte Garantizada a la mayor brevedad posible (incluyendo pero sin limitación los derechos de ejecución por apropiación y venta directa de las Acciones Pignoradas otorgados en beneficio de la Parte Garantizada) en el registro de anotaciones en cuenta correspondiente, de conformidad con lo previsto en el RD 814/2023 y el Reglamento de Iberclear de 22 de diciembre de 2015, y entregue a la Parte Garantizada el correspondiente certificado acreditativo de la inscripción de la Garantía Financiera Pignoraticia en el registro de anotaciones en cuenta correspondiente (el “Certificado de Garantía Financiera Pignoraticia”), de conformidad con lo dispuesto en el artículo 21.1 del Real Decreto 814/2023, certificando (i) la inscripción de la Garantía Financiera Pignoraticia (incluyendo pero sin limitación los derechos de apropiación o venta directa) a favor la Parte Garantizada por medio de las correspondientes anotaciones en cuenta y (ii) que la Garantía Financiera Pignoraticia ha sido constituida y por tanto aportada en virtud de la presente Póliza. Las Partes deberán entregar al Notario interviniente de la presente póliza, una copia del Certificado de Garantía Financiera Pignoraticia. Las Partes por la presente instruyen al Notario interviniente para que recibida copia del Certificado de Garantía Financiera Pignoraticia, (i) adjunte la misma como Anexo 2.3 a la presente póliza; y (ii) adjunte la misma a su matriz o mediante diligencia.	Likewise, the Pledgor and the Secured Party hereby instruct the Custodian, which accepts, to promptly register the Financial Security Interest in favour of the Secured Party (including without limitation the right of appropriation or direct sale of the Pledged Shares granted in favour of the Secured Party) in the relevant book-entries, according to the provisions set forth in the RD 814/2023 y el Reglamento de Iberclear de 22 de diciembre de 2015, and to deliver to the Secured Party the corresponding certificate certifying (i) such registration of the Financial Security Interest (including without limitation the right of appropriation or direct sale), in favour of the Secured Party in the relevant book-entries and (ii) that the Financial Security Interest has been created and, therefore, delivered pursuant to this Deed (the “Financial Security Interest Certificate”), in accordance with article 21.1 of the Spanish Royal Decree 814/2023. The Parties shall deliver to the intervening Notary a copy of the Financial Security Interest Certificate. The Parties hereby instruct the Notary to (i) attach a copy of such certificate as Schedule 2.3 herein; and (ii) keep a copy of such certificate on his files.

2.4

Mediante la firma de la presente Póliza, el Depositario se compromete a cumplir con las obligaciones establecidas en la Cláusula 8 y a (i) no procesar ninguna instrucción recibida del Pignorante que tenga como resultado una transferencia de las Acciones Pignoradas sin el consentimiento previo por escrito de un Firmante Autorizado de la Parte Garantizada, debiendo dicho Firmante Autorizado de la Parte Garantizada acreditar sus poderes de representación; (ii) no aceptar instrucciones de inscribir en sus registros ninguna carga o gravamen sobre las Acciones Pignoradas sin el consentimiento previo de la Parte Garantizada (salvo que el Depositario esté obligado a ello); y (iii) mantener las Acciones Pignoradas únicamente en su condición de Depositario a los efectos establecidos en la presente Póliza.

2.4

By executing this Deed, the Custodian undertakes to comply with the obligations set out in Clause 8 and (i) not action any instruction of the Pledgor which may result in a transfer of the Pledged Shares without the applicable Secured Party Authorised Signatory prior written consent, being such Secured Party Authorised Signatory required to provide the relevant powers of attorney; (ii) not accept any instructions to register in its registry any lien or encumbrance over the Pledged Shares without the Secured Party prior consent (unless the Custodian is compelled to do so); and (iii) to hold the Pledged Shares only as a custodian and for the purposes set out in this Deed.

[***]	[***]

2.5

Las Partes acuerdan que la inscripción de la Garantía Financiera Pignoraticia en el correspondiente registro contable del Depositario tiene los efectos del traslado posesorio previsto en el artículo 1.863 del Código Civil, el artículo 8 del RDL 5/2005, el artículo 12 de la Ley 6/2023, de 17 de marzo, de los Mercados de Valores y de los Servicios de Inversión y en el artículo 16 del RD 814/2023.

2.5

The Parties agree that the registration of the Financial Security Interest in the Custodian’s registry book-entry shall have the effects of the transfer of possession established in article 1,863 of the Civil Code, article 8 of RDL 5/2005, in article 12 of the Law 6/2023, 17 March, of the Securities Markets and Investment Services (Ley 6/2023, de 17 de marzo, de los Mercados de Valores y de los Servicios de Inversión) and in article 16 of RD 814/2023.

2.6

La Parte Garantizada podrá conservar el Certificado de Garantía Financiera Pignoraticia en su poder hasta que todas las Obligaciones Garantizadas hayan sido íntegra y finalmente satisfechas por el Pignorante. Adicionalmente, una vez transcurrido el plazo de vigencia del Certificado de Garantía Financiera Pignoraticia, el Depositario emitirá, no más tarde de la fecha en el que el Certificado de Garantía Financiera Pignoraticia correspondiente deje de estar en vigor, un nuevo Certificado de Garantía Financiera en los términos del artículo 21.1 último párrafo y por la vigencia establecida en el artículo 24.7 del RD 814/2023.

2.6

The Secured Party shall be entitled to keep the Financial Security Interest Certificate until all Secured Obligations have been fully and finally satisfied or extinguished. In addition, upon expiration of the term of the Financial Security Interest Certificate, the Custodian shall issue successively, no later than the date on which the applicable Financial Security Interest Certificate ceases to be in force, a new Financial Security Interest Certificate in the terms of the last paragraph of article 21.1 for the period provided in article 24.7 of RD 814/2023.

3. obligaciones garantizadas	3. SECURED OBLIGATIONS

3.1

La Garantía Financiera Pignoraticia que se constituye en virtud de la presente Póliza garantiza, en favor de la Parte Garantizada y, en su caso, de todos sus cesionarios y sucesores, el íntegro y puntual cumplimiento de todas y cada una de las Obligaciones Garantizadas. De esta forma, la Garantía Financiera Pignoraticia garantiza todas y cada una de las Obligaciones Garantizadas y cualesquiera otras obligaciones del Pignorante derivadas del Contrato, incluyendo aquellas nacidas con ocasión de la resolución de las operaciones celebradas en virtud del Contrato.

3.1

The Financial Security Interest which is created by way of this Deed secures, in favour of the Secured Party and, if applicable, of any and all of their assignees and transferees, the full and timely payment and/or performance of each and all of the Secured Obligations. In this regard, the Financial Security Interest secures each and all of the Secured Obligations, and any other obligations of the Pledgor under the Agreement, including those arising from the termination of the transactions entered into pursuant to the Agreement.

3.2 El Pignorante por la presente acuerda expresamente que:	3.2 The Pledgor hereby expressly agrees that:

(a)

La Parte Garantizada podrá ejecutar la Garantía Financiera Pignoraticia sobre las Acciones Pignoradas titularidad del Pignorante independientemente de la realización de cualesquiera otras acciones ejecutivas o de realización (por la Parte Garantizada y/o una tercera parte) de los bienes del Pignorante.

(a)

The Secured Party is entitled to enforce the Financial Security Interest over the Pledged Shares owned by the Pledgor independently of any other enforcement actions brought (by the Secured Party and/or a third party) over any and each of the Pledgor’s assets.

(b)

El alcance de la Garantía Financiera Pignoraticia creada en virtud de la presente Póliza no se verá modificado en modo alguno por cualquier actuación que, en su caso, pudiera llevar a cabo la Parte Garantizada:

(b) The scope of the Financial Security Interest created by virtue of this Deed shall not be affected in any way by any action which, if applicable, may be taken by the Secured Party:
(1) en relación con el voto a favor o en contra o la aprobación de un eventual plan de reestructuración o convenio de acreedores del Pignorante para el caso de que el mismo fuera declarado en concurso, y el Pignorante y la Parte Garantizada acuerdan que mantendrán invariables las obligaciones del Pignorante en los términos pactados en la presente Póliza, como si tal actuación no se hubiera producido, incluso si la Parte Garantizada votara a favor de cualquier convenio; o	(1) in respect of the vote in favour of or against, or the approval of a restructuring plan or a potential recovery plan of the Pledgor in the event it is declared insolvent, and the Pledgor and Secured Party hereby agree that the obligations of the Pledgor shall be kept invariable on the terms agreed herein as if such action had not taken place (even if the Secured Party votes in favour of the recovery plan); or

(2) en el supuesto en que la Parte Garantizada solicite la liquidación del Pignorante, e independientemente de que se haya abierto la fase de liquidación (o procedimiento equivalente).	(2) in the event the Secured Party requests the liquidation of the Pledgor, and independently of whether or not the liquidation stage (or similar proceeding) has started.
Si la Parte Garantizada fuera requerida a reintegrar cualquier suma recibida del Pignorante en concurso en pago de las Obligaciones Garantizadas, en virtud de cualesquiera acciones de reintegración o rescisión, el importe de dichas sumas pasará de nuevo, de forma automática, a formar parte de las Obligaciones Garantizadas quedando por tanto dichos importes asegurados por la Garantía Financiera Pignoraticia en toda su integridad.	If the Secured Party were required to return any monies received from the insolvent Pledgor as a result of any claw-back action or similar actions, the amount of such monies will automatically become again part of the Secured Obligations and will therefore be fully covered by the Financial Security Interest.

3.3

Responsabilidad patrimonial universal del Pignorante: La Garantía Financiera Pignoraticia constituida en virtud de la presente Póliza y el ejercicio de la acción real pignoraticia que lleva aparejada se entienden sin perjuicio de la responsabilidad patrimonial universal Pignorante, que no resultará limitada en modo alguno por la constitución de esta Garantía Financiera Pignoraticia.

3.3

Universal patrimonial liability of the Pledgor: The Financial Security Interest created herein and the exercise of the in rem action linked to it exist without prejudice to the universal patrimonial liability of the Pledgor, which shall not be limited in any way by the creation of this Financial Security Interest.

4. carácter indivisible de la Garantía Financiera Pignoraticia	4. INDIVISIBLE NATURE OF THE FINANCIAL SECURITY INTEREST

4.1

La Garantía Financiera Pignoraticia aquí constituida tiene carácter indivisible. En consecuencia, todas y cada una de las Acciones Pignoradas garantizan el íntegro y puntual pago y/o cumplimiento de todas las Obligaciones Garantizadas, sin que, por tanto, el pago y/o cumplimiento parcial de las mismas suponga cancelación proporcional de la Garantía Financiera Pignoraticia, que sólo se cancelará conforme a lo previsto en la presente Póliza.

4.1

The Financial Security Interest created hereby is of an indivisible nature. Consequently, each and all of the Pledged Shares secure the full and timely payment and/or performance of all of the Secured Obligations, without partial payment and/or performance thereof proportionally extinguishing the Financial Security Interest which shall only be extinguished in accordance with this Deed.

4.2 Lo anterior no afectará ni limitará la facultad de la Parte Garantizada de ejecutar parcialmente la Garantía Financiera Pignoraticia de acuerdo con lo establecido en la Cláusula 9 posterior.	4.2 The foregoing shall not affect or limit in any way the Secured Party’s right to the partial enforcement of the Financial Security Interest pursuant to Clause 9 below.
5. EXTENSIÓN de la GARANTÍA FINANCIERA PIGNORATICIA	5. EXTENSION OF THE FINANCIAL SECURITY INTEREST

5.1

La Garantía Financiera Pignoraticia, como garantía pignoraticia de primer rango, se extenderá de forma automática, en los mismos términos y rango que la presente Póliza, a (y comprenderá) cualquier derecho, título, valor, garantía, activo (material o inmaterial), dinero o fondos que sustituyan, correspondan o sean canjeados por las Acciones Pignoradas, en los supuestos de fusión, disolución, aumento de capital (que determinen un Supuesto de Ajuste (Potential Adjustment Event), con excepción de cualquier emisión o entrega de nuevas acciones, derechos o activos en tanto que ello constituya un Dividendo Ordinario), o reducción de capital (incluyendo las aportaciones devueltas, en su caso), conversión o canje de acciones, transformación, escisión, amortización total o parcial o cualesquiera otros supuestos similares que puedan afectar a las Acciones Pignoradas o al Emisor.

5.1

The Financial Security Interest, as first ranking security interest, shall be automatically extended on the same terms and with the same ranking set forth in this Deed, to (and will comprise) any right, credit, security asset (tangible or intangible), money or funds which substitute, correspond or are exchangeable for the Pledged Shares in the event of a merger, dissolution, capital increase (which triggers a Potential Adjustment Event, other than any issue or delivery of new shares, rights or assets as long as it is made as an Ordinary Dividend) or capital reduction (including all contributions reimbursed, if any), conversion or share exchange, transformation, demerger, total or partial repayment or any other circumstance which may affect the Pledged Shares or the Issuer.

Todas las cantidades que se deriven de la amortización, total o parcial, de las Acciones Pignoradas, así como los rendimientos, intereses, Dividendos Ordinarios en efectivo, Dividendos Extraordinarios en efectivo (si hubiera) o frutos producidos por las mismas o correspondientes a las mismas por cualquier razón (incluida la disolución del Emisor) serán depositadas en la cuenta bancaria que ha sido pignorada en el día de hoy a favor de la Parte Garantizada.	All amounts resulting from the total or partial redemption of the Pledged Shares, as well as the returns, interests, Ordinary Dividends in cash, Extraordinary Dividends in cash (if any) or profits produced by them or corresponding to them for any reason (including the dissolution of the Issuer) shall be deposited in the bank account which has been pledged on the date hereof in favour of the Secured Party.
[***]	[***]
En el caso de que hubiera un Dividendo Ordinario o Extraordinario en el que se permitiera optar entre dividendo en efectivo o dividendo en acciones (scrip dividends) o para supuestos similares en los que el titular de las Acciones Pignoradas debiera adoptar una decisión al respecto, la decisión de optar por uno u otro corresponderá al Pignorante en cualquier momento anterior al acaecimiento de un Supuesto de Ejecución.	In the event that there is an Ordinary or Extraordinary Dividend in which it is allowed to select between cash dividends or scrip dividends or for similar cases in which the holder of the Pledged Shares should make a decision in this respect, the decision to opt by one or the other will correspond to the Pledgor at all times prior to the occurrence of an Enforcement Event.

Las referencias a las Acciones Pignoradas en la presente Póliza incluirán cualesquiera derechos, títulos, valores, activos o fondos que, en virtud de lo dispuesto en esta Cláusula 5.1, les sustituyan o sean el resultado del canje de las Acciones Pignoradas y, sujeto a lo establecido más arriba, constituyan rendimientos, intereses, Dividendos Ordinarios o Extraordinario (si hubiera) o frutos producidos por las mismas.	Any reference made to the Pledged Shares in this Deed shall be deemed to include any rights, credits, assets or funds which, pursuant to this Clause 5.1, correspond to or are exchangeable for the Pledged Shares, or are the result of the exchange of the Pledged Shares and, subject to as aforesaid, constitute returns, interest, Ordinary or Extraordinary Dividends or profits produced by the same.

5.2

Las Partes acuerdan que la Parte Garantizada podrá solicitar al Pignorante (actuando de forma razonable) que se otorguen, y éste se obliga a otorgar, cuantos documentos públicos o privados fueran razonablemente precisos o convenientes (incluidas cesiones, cesiones con novación, hipotecas, prendas, notificaciones e instrucciones) para formalizar la Garantía Financiera Pignoraticia respecto de los bienes o activos diferentes a las Acciones Pignoradas en los términos establecidos más arriba. Ello podrá instrumentarse, si así lo solicita la Parte Garantizada, mediante el otorgamiento de la clase de garantía que proceda en función de la naturaleza del bien, manteniéndose en todo caso el rango de la Garantía Financiera Pignoraticia.

5.2

The Parties agree that the Secured Party (acting reasonably) may request the Pledgor, and the Pledgor undertakes to comply with such request to execute all the public or private documents (including assignments, transfers, mortgages, charges, notices and instructions) that may be reasonably necessary or advisable in order to better formalise the referred Financial Security Interest over the assets other than the Pledged Shares in the terms provided above. This shall be formalised, upon request by the Secured Party, by means of the execution of the relevant security taking into account the nature of the asset, maintaining in any event the ranking of the Financial Security Interest.

Asimismo, en el supuesto particular de que la Garantía Financiera Pignoraticia aquí constituida se extienda a dinero o derechos de crédito realizables en dinero por operarse una subrogación real en las Acciones Pignoradas, dicho dinero o derechos de crédito se depositarán en la cuenta bancaria que ha sido pignorada en el día de hoy a favor de la Parte Garantizada.	Likewise, in the particular event that the Financial Security Interest extends to money or credit rights which may be cashed as a consequence of the in rem transformation (subrogación real) of the Pledged Shares, the money or credit rights shall be deposited in the bank account which has been pledged on the date hereof in favour of the Secured Party.

5.3

En cualquier caso, de acuerdo con lo establecido en el artículo 10 del RDL 5/2005, los valores o el efectivo a los que, en su caso, se haya extendido la Garantía Financiera Pignoraticia de conformidad con lo anterior, tendrán la consideración de parte integrante de la propia Garantía Financiera Pignoraticia y serán tratados como si se hubieran aportado simultáneamente al objeto inicial de la Garantía Financiera Pignoraticia en virtud de esta Póliza.

5.3

In any case, in accordance with the provisions under article 10 of RDL 5/2005, the securities or cash to which the Financial Security Interest may be extended in compliance with the paragraph above, shall be deemed to be part of the Financial Security Interest and shall be treated as if they had been initially pledged under this Deed.

5.4 [***]	5.4 [***]
6. OBLIGACIONES DEL PIGNORANTE Y CONSERVACIÓN DE LA GARANTÍA FINANCIERA PIGNORATICIA	6. OBLIGATIONS OF THE PLEDGOR AND PRESERVATION OF THE FINANCIAL SECURITY INTEREST

6.1

Derechos de Voto. Durante la vigencia de la Garantía Financiera Pignoraticia y en cualesquier momento anterior al acaecimiento de un Supuesto de Ejecución y sujeto a lo dispuesto en la Cláusula 6.5, el Pignorante tendrá el derecho sujeto a cualquier disposición legal vinculante en contra que, en caso de resultar aplicable, deberá ser comunicada por el Pignorante a la Parte Garantizada, a ejercer sus derechos de voto en conexión con las Acciones Pignoradas, de conformidad con los términos y obligaciones establecidos en el Contrato o en la presente Póliza, y de forma que no esté prohibida ni sea expresamente incompatible con los mismos.

6.1

Voting Rights. During the term of the Financial Security Interest and at all times prior to the occurrence of an Enforcement Event and subject to Clause 6.5, the Pledgor shall have the right to, subject to any mandatory legal provision on the contrary which, if applicable should be communicated by the Pledgor to the Secured Party, exercise its voting rights in connection with the Pledged Shares in a manner that is in accordance with, and not prohibited under or expressly inconsistent with, the terms and obligations set out in the Agreement or in this Deed.

6.2

El Pignorante no podrá, sin el previo consentimiento por escrito de la Parte Garantizada, trasladar la custodia o el registro contable de las Acciones Pignoradas a entidad distinta del Depositario.

6.2 The Pledgor shall not, without the prior written consent of the Secured Party, transfer the custody or book-entry register of the Pledged Shares to an entity other than the Custodian.

6.3

En tanto subsista la Garantía Financiera Pignoraticia que por la presente Póliza se constituye sobre las Acciones Pignoradas, el Pignorante no podrá, sin consentimiento previo y por escrito de la Parte Garantizada, venderlas, prestarlas, transmitirlas, o cederlas, canjearlas, gravarlas ni disponer de ellas de cualquier otra manera ni constituir ni permitir que se constituya ningún derecho de opción o restricción (contractual o de cualquier otro tipo) a su libre transmisibilidad (a excepción de esta Garantía Financiera Pignoraticia).

6.3

During the term of the Financial Security Interest created over the Pledged Shares pursuant to this Deed, the Pledgor shall not, without the prior written consent of the Secured Party sell, lend, transfer, swap, charge or dispose of the Pledged Shares in any other manner nor create or allow to create any option or restriction (either contractual or of any other kind) on their free transferability (except for this Financial Security Interest).

Tras la solicitud de la Parte Garantizada, el Pignorante llevará a cabo cualesquiera acciones comercialmente razonables que estén a su disposición (incluyendo la realización de cualesquiera inscripciones y registros) que pudieran ser necesarias al objeto de la creación, perfección, protección o mantenimiento de la Garantía Financiera Pignoraticia creada en beneficio de la Parte Garantizada en virtud de la presente Póliza.	At the request of the Secured Party, the Pledgor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of the Financial Security Interest conferred on the Secured Party by or pursuant to this Deed.
Cualquier coste derivado de cualquier actuación llevada a cabo en relación con esta Cláusula será asumido por el Pignorante.	Any cost arising from any performance in connection with this Clause will be borne by the Pledgor.

6.4

El Pignorante llevará a cabo cualesquiera actuaciones u otorgará cualesquiera documentos (incluyendo cesiones, transferencias, garantías, notificaciones e instrucciones) que la Parte Garantizada pudiera solicitar razonablemente (y en el modo en que la Parte Garantizada razonablemente solicite) para:

6.4

The Pledgor shall promptly do all such acts or execute all such documents (including assignments, transfers, charges, notices and instructions) as the Secured Party may reasonably specify (and in such form as the Secured Party may reasonably require) in order to:

(a)

perfeccionar la Garantía Financiera Pignoraticia creada en virtud de la presente Póliza o para el ejercicio de cualesquiera derechos, poderes y compensaciones de la Parte Garantizada otorgados en virtud de la presente Póliza o por ley; y/o

(a)

to perfect the Financial Security Interest created by virtue of this Deed or for the exercise of any rights, powers and remedies of the Secured Party provided by or pursuant to this Deed or by law; and/or

(b) facilitar la ejecución de los activos que son objeto de la Garantía Financiera Pignoraticia creada en virtud de la presente Póliza.	(b) to facilitate the realisation of the assets which are subject of the Financial Security Interest created by virtue of this Deed.
Asimismo, el Pignorante llevará a cabo cualesquiera acciones que estén a su disposición que pudieran ser necesarias al objeto de la creación, perfección, protección o mantenimiento de cualquier Garantía Financiera Pignoraticia creada en beneficio de la Parte Garantizada en virtud de la presente Póliza.	Additionally, the Pledgor shall take all such action as is available to it as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Financial Security Interest conferred on the Secured Party by or pursuant to this Deed.

6.5

El Pignorante no ejercitará sus derechos de voto (ni causará ni permitirá que se lleve a cabo ninguna acción) que en cualquier forma perjudique los derechos de la Parte Garantizada ni la validez o ejecución de la Garantía Financiera Pignoraticia o los derechos de la Parte Garantizada al amparo de la presente Garantía Financiera Pignoraticia. En particular, pero sin limitación, durante la vigencia de la Garantía Financiera Pignoraticia, el Pignorante se compromete irrevocable e incondicionalmente a mantener y hacer que se mantengan en todo momento la Garantía Financiera Pignoraticia sobre las Acciones Pignoradas, así como la prioridad y el rango de la misma.

6.5

The Pledgor shall not exercise its voting rights nor take (or cause or allow any action to be taken) which may in any way prejudice rights of the Secured Party or the validity, enforceability or enforcement of the Financial Security Interest created pursuant to this Financial Security Interest or to the rights of the Secured Party under this Financial Security Interest. In particular, and without limitation, during the existence of the Financial Security Interest, the Pledgor irrevocably and unconditionally undertakes to preserve and cause to be preserved at all times the Financial Security Interest over the Pledged Shares, as well as the priority and the rank of the same.

6.6 Asimismo, durante la vigencia de la Garantía Financiera Pignoraticia, el Pignorante se compromete, de forma irrevocable e incondicional a:	6.6 Likewise, during the term of the Financial Security Interest, the Pledgor irrevocably and unconditionally undertakes:
[***]	[***]

7. DECLARACIONES Y GARANTÍAS DEL PIGNORANTE	7. REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR
7.1 El Pignorante, además de las declaraciones y garantías realizadas bajo el Contrato, por la presente declara y garantiza a favor de la Parte Garantizada que a la fecha de la presente Póliza:	7.1 The Pledgor, in addition to the representations and warranties made under the Agreement, hereby represents and warrants in favour of the Secured Party that as at the date of this Deed:
(a) Conoce en su integridad y sin la menor reserva los términos y condiciones del Contrato.	(a) It knows in full the terms and conditions of the Agreement.
(b) Ostenta la plena, legítima e indiscutida propiedad y está autorizado para disfrutar del beneficio de todas las Acciones Pignoradas.	(b) It is the undisputed sole and legitimate owner and entitled to the benefit of all of the Pledged Shares.

(c)

Que las Acciones Pignoradas están íntegramente suscritas y desembolsadas, representadas mediante anotaciones en cuenta, y su registro contable está a cargo del Depositario en su condición de entidad partícipe de Iberclear.

(c) The Pledged Shares are fully subscribed and paid-up, uncertificated and represented by book entries, and the record thereof is held by the Custodian, as member of Iberclear

(d)

Las obligaciones que se establecen en virtud de la presente Póliza constituyen obligaciones válidas y vinculantes para el Pignorante, exigibles frente al mismo con arreglo a lo dispuesto en la presente Póliza.

(d) The obligations set out by virtue of this Deed constitute valid and binding obligations for the Pledgor, enforceable against it in accordance with the terms of this Deed.

(e)

La aceptación y cumplimiento por el Pignorante de las obligaciones contempladas en la presente Póliza y la constitución de la Garantía Financiera Pignoraticia contemplada en la misma: (i) no entra en conflicto con la ley aplicable y actualmente vigente ni con su escritura de constitución o sus estatutos; (ii) no se opone o entra en conflicto con ningún documento, acuerdo, o contrato que sea vinculante para el Pignorante ni con derechos de terceros; ni (iii) requiere autorización, consentimiento, aprobación, licencia o permiso alguno de ningún tercero.

(e)

The acceptance and fulfilment by the Pledgor of the obligations contained herein and the creation of the Financial Security Interest set out herein: (i) does not conflict with any applicable and currently in force law or with the incorporation deed or the by-laws of the Pledgor; (ii) does not conflict with any document, arrangement or agreement binding on the Pledgor nor with rights of third parties; and (iii) does not require any authorisation, consent, approval, license from any third party.

(f)

Las Acciones Pignoradas no están sujetas a ninguna restricción a su libre transmisibilidad y se encuentran libres de toda carga, gravamen, o restricción que pueda limitar la constitución de garantías pignoraticias sobre las mismas y en particular sobre esta Garantía Financiera Pignoraticia (salvo por las cargas usuales impuestas sobre cualquier valor por los sistemas de compensación o liquidación de valores en los que se mantienen las Acciones Pignoradas).

(f)

The Pledged Shares are not subject to any restriction to their free transferability and are free of all charges, encumbrances and restrictions which could limit the creation of security interest over the same and in particular of this Financial Security Interest (other than any lien routinely imposed on all securities in a clearing system or securities settlement system in which any such Pledged Shares may be held).

(g) No existen opciones, warrants, derechos de tanteo o retracto u otros derechos o valores que puedan facultar a cualquier tercero a ejercitarlos sobre o en relación con las Acciones Pignoradas.	(g) No options, warrants, pre-emption rights or other rights or securities exist which could be exercised by a third party over or in respect of the Pledged Shares.

(h)

Tiene plena capacidad, derecho y autoridad para firmar la presente Póliza y para constituir la Garantía Financiera Pignoraticia en la forma que se establece en ella, y ha llevado a cabo todas las actuaciones necesarias para permitir el otorgamiento y ejecución de la presente Póliza.

(h)

It has full capacity, power and authority, and is therefore entitled to execute and deliver this Deed and to create the Financial Security Interest as herein established, and to this end has carried out all necessary actions to allow the granting and execution of this Deed.

Sujeto a lo establecido en los párrafos siguientes, todas las declaraciones y garantías contenidas en esta Cláusula se mantendrán vinculantes y con efectos hasta la cancelación de la Garantía Financiera Pignoraticia o el pleno cumplimiento de las Obligaciones Garantizadas y, en su caso, de sus extensiones y se entenderán repetidas (salvo que expresamente se refieran a una fecha específica) con ocasión de la perfección de la Garantía Financiera Pignoraticia contemplada en la presente Póliza, y con ocasión del otorgamiento y perfección de cada una de sus extensiones, en su caso.	Subject to the paragraphs below, all representations and warranties contained herein shall remain binding and effective until cancellation of the Financial Security Interest or the discharge in full of the Secured Obligations and, as applicable, any extensions thereto and shall be deemed to be repeated (unless they specifically refer to a determined date) at the time of perfection of the Financial Security Interest contemplated herein as well as at the time of granting and perfection of any extension, shall it be the case.
8. DECLARACIONES, GARANTÍAS y compromisos DEL Depositario	8. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE CUSTODIAN
8.1 Mediante la firma de la presente Póliza, el Depositario se compromete frente a la Parte Garantizada a:	8.1 By executing this Deed the Custodian undertakes to the Secured Party to:
[***]	[***]

Las Partes (y, en particular, el Pignorante) acuerdan que, en caso de que (i) se produzca un Supuesto de Ejecución; y (ii) el Depositario incumpla alguna de las obligaciones descritas en la presente Cláusula, la Parte Garantizada estará facultada para llevar a cabo cuantas actuaciones sean necesarias o convenientes así como otorgar cualesquiera documentos, públicos o privados para poder cambiar la entidad que ostenta la condición de Depositario, todo ello de conformidad con los términos establecidos en virtud del poder irrevocable al que se refiere la Cláusula 10 siguiente.	The Parties (and, in particular, the Pledgor) agree that, in the event that (i) an Enforcement Event occurs; and (ii) the Custodian breaches any of the obligations set out in this Clause, the Secured Party shall be entitled to carry out any necessary or convenient actions as well as to execute any documents, public or private, in order to change the entity that holds the condition of Custodian, pursuant to the terms set out by virtue of the irrevocable power of attorney referred to in Clause 10 below.
El Depositario no tendrá ninguna responsabilidad bajo esta Póliza cuando actúe conforme a una orden emitida por una autoridad judicial, administrativa o arbitral, conforme a las reglas de una autoridad regulatoria de jurisdicción competente o conforme a una instrucción dada al Depositario por una autoridad regulatoria de jurisdicción competente. [***]

8.2

The Custodian will not be liable under this Deed where it acts in accordance with an order released by a court, administrative or arbitral authority, by a regulatory authority of competent jurisdiction or pursuant to an instruction delivered to the Custodian by a regulatory authority of competent jurisdiction. [***]

9. ejecución de la GARANTÍA FINANCIERA pignoraticia	9. ENFORCEMENT OF THE FINANCIAL SECURITY INTEREST

9.1

La Parte Garantizada podrá ejecutar total o parcialmente la Garantía Financiera Pignoraticia y realizar o apropiarse de todas o parte de las Acciones Pignoradas, tantas veces como estime necesario, en el caso de que se produzca un Supuesto de Ejecución.

9.1

The Secured Party may enforce totally or partially the Financial Security Interest and realise or appropriate the Pledged Shares, in as many times as deemed necessary, if an Enforcement Event occurs.

Las Partes acuerdan expresamente que bastará cualquier medio de prueba admitido en Derecho para la acreditación por la Parte Garantizada del acaecimiento de un Supuesto de Ejecución.	The Parties expressly agree that it shall suffice for the Secured Party to demonstrate by any means admitted by law that any Enforcement Event has occurred.

9.2

Las Partes por la presente acuerdan que de conformidad con el apartado 1 del Artículo Undécimo del RDL 5/2005, el acaecimiento de cualquier Supuesto de Ejecución constituirá el hecho pactado entre las Partes que en caso de producirse permita a la Parte Garantizada realizar o apropiarse de las Acciones Pignoradas.

9.2

The Parties hereby agree that in accordance with section 1 of Article 11 of the RDL 5/2005, the occurrence of an Enforcement Event shall constitute the event agreed by the Parties the occurrence of which shall entitle the Secured Party to realise or appropriate the Pledged Shares.

9.3

Para ejecutar esta Garantía Financiera Pignoraticia será suficiente que la Parte Garantizada envíe requerimiento al Depositario firmado por un Firmante Autorizado de la Parte Garantizada o según lo notifique de otro modo la Parte Garantizada, debiendo éste acreditar sus poderes de representación a la satisfacción del Depositario, que actuará con prontitud y de forma comercialmente razonable.. El Depositario realizará las llamadas de comprobación habituales (“callback”) a los efectos de mitigar el riesgo de fraude en el canal utilizado, para lo cual la Parte Garantizada identifica los números de teléfono indicados en el Anexo 8.1 de la presente Póliza. De conformidad con lo previsto en el apartado primero del artículo duodécimo del RDL 5/2005 y en la norma 4ª de la Circular 2/2005, de Iberclear de 24 de junio, de Procedimientos aplicables a los acuerdos de garantías financieras establecidos en el capítulo II del Real Decreto Ley 5/2005, de 11 de marzo, las Partes pactan que será suficiente que dicho requerimiento se realice en la forma prevista por el Anexo 9.3 (en adelante, la “Notificación de Ejecución”).

9.3

In order to enforce the Financial Security Interest it shall suffice that the Secured Party delivers a notice to the Custodian signed by a Secured Party Authorised Signatory, or as otherwise notified by the Secured Party, who shall provide evidence of its powers of representation to the satisfaction of the Custodian, acting promptly and in a commercially reasonable manner. The Custodian shall make the usual callback calls in order to mitigate the risk of fraud in the channel used, for which purpose the Secured Party identifies the telephone numbers set out in Schedule 8.1. According to paragraph 1 of article 12 of the RDL 5/2005 and ruling 4th of the Iberclear Circular 2/2005, de 24 de Junio, de Procedimientos aplicables a los acuerdos de garantías financieras establecidos en el capítulo II del Real Decreto Ley 5/2005, de 11 de marzo, the Parties hereby agree that it shall suffice that such notice is produced according to the model herein provided as Schedule 9.3 (hereinafter, the “Enforcement Notice”).

9.4

El Pignorante por la presente expresamente acepta que, de acuerdo con lo establecido en el Artículo Duodécimo del RDL 5/2005, el Depositario, previa comprobación de la identidad del Firmante Autorizado de la Parte Garantizada, una vez recibida dicha notificación, procederá a la ejecución de la Garantía Financiera Pignoraticia en la forma indicada en la Notificación de Ejecución (es decir, apropiación o realización de las Acciones Pignoradas mediante su venta), según determine la Parte Garantizada a su sola discreción. La ejecución se llevará a cabo el mismo día en el que el Depositario reciba la Notificación de Ejecución (salvo que la Parte Garantizada autorice un plazo más largo) o, en caso de que la Notificación de Ejecución se envíe tras la hora de corte prevista en la Cláusula 13, el siguiente Día Hábil. En caso de enajenación de las Acciones Pignoradas, en las fechas o el plazo indicado al efecto por la Parte Garantizada y según las instrucciones del mismo al efecto, siempre, en cualquier caso, que se hubieran acreditado debidamente los poderes de los firmantes de la Notificación de Ejecución y realizado satisfactoriamente las llamadas de comprobación correspondientes, o según lo notifique de otro modo la Parte Garantizada. El Pignorante por la presente instruye expresamente y de forma irrevocable al Depositario para que éste proceda de la forma descrita en esta cláusula sin necesidad de realizar otras comprobaciones que las expresamente descritas en la misma. El Depositario se da por notificado y acepta dichas instrucciones.

9.4

The Pledgor hereby expressly accepts that, pursuant to Article 12 of the RDL 5/2005, the Custodian, once the Enforcement Notice is received, shall after having checked the identity of the Secured Party Authorised Signatory, enforce the Financial Security Interest in the manner set out in the Enforcement Notice (i.e. by either appropriation or realisation of the Pledged Shares), as determined by the Secured Party in its sole discretion. The enforcement shall be carried out on the date of receipt of the Enforcement Notice by the Custodian (unless the Secured Party authorizes for a longer period of time) or, provided the Enforcement Notice is delivered after the time set out in Clause 13, on the next Business Day. In the event of sale of the Pledged Shares, on the dates or time period set out by the Secured Party for the purposes of such sale and subject to its instructions, provided, in any case, that the powers of attorney of the signatories of the Enforcement Notice have been duly accredited and the corresponding verification calls have been satisfactorily carried out, or as otherwise notified by the Secured Party. The Pledgor hereby irrevocable instructs the Custodian so that it acts in accordance with the provisions of this Clause without the need to undertake any checks other than those expressly set out herein. The Custodian is notified and accepts notice of the above instructions.

El desacuerdo del Pignorante en relación con el importe o la exigibilidad de la deuda por la que se ejecuta o con cualquier otro aspecto relativo a la ejecución de esta Garantía Financiera Pignoraticia en ningún caso suspenderá ni retrasará la ejecución de la Garantía Financiera Pignoraticia.	The disagreement of the Pledgor in relation to the amount or the payment obligation of the debt being enforced or in respect to any other aspect relating to the enforcement of this Financial Security Interest shall not in any way suspend or delay the enforcement of this Financial Security Interest.
9.5 La ejecución de la Garantía Financiera Pignoraticia se podrá realizar mediante enajenación o apropiación de las Acciones Pignoradas por la Parte Garantizada o mediante una combinación de ambos.	9.5 The enforcement of the Financial Security Interest may be carried out by sale or by appropriation of the Pledged Shares by the Secured Party or by a combination of both.
(a) [***]	(a) [***]
Las Partes acuerdan que los métodos de valoración establecidos en este apartado (a) serán considerados comercialmente razonables y permitidos bajo el RDL 5/2005.	The Parties agree that the methods of valuation set out in this paragraph (a) shall be deemed to be commercially reasonable and permitted under RDL 5/2005.

(b)

En caso de ejecución mediante enajenación de las Acciones Pignoradas, la Parte Garantizada podrá enajenar (en la medida que esté permitido) o solicitar la enajenación de las Acciones Pignoradas al Depositario, ya sea mediante una o sucesivas operaciones de venta, en uno o varios días, según determine la Parte Garantizada en su entera y absoluta discreción. [***]

(b)

In the event of enforcement by sale of the Pledged Shares, the Secured Party may sell (to the extent possible) or require the sale by the Custodian of the Pledged Shares, either by means of one or more sale transactions, in one or more days, as determined in the sole and absolute discretion of the Secured Party. [***]

[***]	[***]

9.6

En el supuesto en que la Garantía Financiera Pignoraticia aquí constituida se extienda a dinero o derechos de crédito realizables en dinero por operarse una subrogación real en el objeto de la Garantía Financiera Pignoraticia o por cualquier otro motivo (tal y como se describe en la Cláusula 5.2 anterior), la ejecución se realizará de conformidad con lo establecido en el RDL 5/2005.

9.6

In the event that the Financial Security Interest extends to money or credit rights which may be cashed as a consequence of the in rem transformation (subrogación real) of the object of the Financial Security Interest or by any other reason (as described in Clause 5.2 above), the enforcement will be effected as set out in the RDL 5/2005.

9.7

No obstante lo anterior, las Partes pactan asimismo que, para el ejercicio de la acción real pignoraticia aparejada a la Garantía Financiera Pignoraticia, la Parte Garantizada también podrá iniciar a su discreción, además de los procedimientos establecidos en el RDL 5/2005, cualesquiera de los demás procedimientos que legalmente le asistan en el momento de la ejecución, ya sea el procedimiento judicial establecido en los artículos 681 y siguientes de la Ley de Enjuiciamiento Civil, el procedimiento especial de ejecución de prendas previsto en el artículo 322 del Código de Comercio, el extrajudicial previsto en el artículo 1.872 del Código Civil y en el Capítulo V de la Ley del Notariado, o cualquier otro que ahora o en el futuro sea legalmente disponible, sin que la utilización del procedimiento previsto en el RDL 5/2005 o de cualquier otra vía excluya la posibilidad de acudir a cualquiera de las restantes en tanto las Obligaciones Garantizadas no hayan sido satisfechas en su integridad.

9.7

Notwithstanding the above, the Parties also agree that, in order to enforce the Financial Security Interest, the Secured Party may also take, in addition to the proceedings of the RDL 5/2005 and at its discretion, any other legal actions to which it may be entitled at the time of the enforcement, whether the judicial procedure set out in article 681 and following of the Spanish Civil Proceedings Act, the special pledge enforcement procedure set out in article 322 of the Spanish Commercial Code, the extrajudicial procedure set out in article 1,872 of the Spanish Civil Code and on Chapter V of the Spanish Notarial Law, or any other procedure available in the future, and the use of the proceeding set out in the RDL 5/2005 or any other of these options shall not preclude the use of the others until all of the Secured Obligations have been fully discharged.

9.8

De conformidad con lo previsto en el Código Civil, la Parte Garantizada conservará todos los derechos y acciones que le correspondan contra el Pignorante por la parte de las Obligaciones Garantizadas que no hayan sido íntegramente satisfechas como consecuencia de la ejecución de la Garantía Financiera Pignoraticia. Dichas obligaciones subsistirán y se podrán reclamar por cualquier medio previsto en derecho.

9.8

Pursuant to the provisions of the Civil Code, the Secured Party shall keep all rights and legal actions to which they may be entitled against the Pledgor with regards to the part of the Secured Obligations which has not been satisfied by the enforcement of the Financial Security Interest. Such outstanding obligations shall continue to exist and may be claimed by any means available under applicable laws.

9.9 A los efectos de esta Cláusula 9 las Partes pactan lo siguiente:	9.9 For the purposes of this Clause 9 the Parties agree as follows:

(a)

El importe de la deuda líquida, vencida y exigible por la que se ejecute la Garantía Financiera Pignoraticia será la cantidad especificada bien en la Notificación de Ejecución, bien en la certificación, que en su caso emita la Parte Garantizada o el Agente de Cálculo, como saldo de la deuda líquida, vencida y exigible que conste en la cuenta referida en el Contrato, abierta a nombre del Pignorante, para la contabilización de las cantidades debidas y las cantidades pagadas en virtud de dicho contrato en la fecha en que se notifique el mismo. El importe de las deudas por la que se ejecute la presente Garantía Financiera Pignoraticia se incrementará con los intereses (ordinarios, de demora o de cualquier otro tipo), gastos, costas, comisiones y demás importes devengados a favor de la Parte Garantizada entre la fecha de expedición de dicho saldo y la fecha en que se ejecute la Garantía Financiera Pignoraticia.

(a)

The amount of the due and payable debt in respect of which the enforcement of the Financial Security Interest is made, will be the amount specified either in the Enforcement Notice or in the certificate, if any, issued by the Secured Party or the Calculation Agent stating balance of the due and payable amount accounted for in the account referred to in the Agreement, opened in the name of the Pledgor to account for the amounts paid and the amounts owed pursuant to the Agreement, as of the date of issuance of the Enforcement Notice or certificate. The amount of the due and payable debts subject to enforcement of this Financial Security Interest shall be increased with the interest (ordinary interest, default interest or any other type of interest), costs and expenses, fees and any other amounts accrued in favour of the Secured Party between the date on which the aforementioned certificate is issued and the date on which the Financial Security Interest is enforced.

(b) Los domicilios para notificaciones de las Partes serán los establecidos en la Cláusula 13 siguiente.	(b) The address for notices to the Parties shall be the one stated in Clause 13 below.
(c) Las cantidades obtenidas por la venta o apropiación de las Acciones Pignoradas serán aplicadas por la Parte Garantizada al pago o cancelación de las Obligaciones Garantizadas.	(c) The amounts obtained from the sale or appropriation of the Pledged Shares will be used by the Secured Party to repay or otherwise discharge the Secured Obligations.

(d)

A los efectos de lo dispuesto en el artículo 210.3 de la Ley Concursal, las Partes pactan como precio mínimo para la venta directa o subasta de las Acciones Pignoradas, si la hubiera, el precio pactado en el apartado 9.5(a) anterior.

(d)

For the purposes of the provisions of article 210,3 of the Spanish Insolvency Act, the Parties agree that the minimum price for the direct sale or auction, if applicable, of the Pledged Shares is the one agreed in paragraph 9.5(a) above.

(e)

El Pignorante renuncia a cualquier derecho que le permita requerir a la Parte Garantizada a proceder en contra de, ejecutar cualesquiera otros derechos o garantías o reclamar el pago por parte de cualquier tercero antes de ejecutar la presente Garantía Financiera Pignoraticia.

(e)

The Pledgor waives any right it may have of first requiring the Secured Party to proceed against or enforce any other right or security or claim payment from any person before claiming from the Pledgor under this Deed.

10. PODER IRREVOCABLE	10. IRREVOCABLE POWER OF ATTORNEY

10.1

En este acto, mediante escritura separada redactada de acuerdo con los términos de la minuta de poder irrevocable que se adjunta como Anexo 10.1 a la presente Póliza, y con el fin de asegurar la mayor efectividad del cumplimiento de los compromisos asumidos en la presente Póliza y sujeto a la Cláusula 10.5 siguiente, el Pignorante otorga a favor de la Parte Garantizada, poder irrevocable, tan amplio en Derecho como resulte necesario o conveniente, incluidas las facultades de sustitución, delegación, subapoderamiento, salvando expresamente la autocontratación con respecto a la Parte Garantizada y sus cesionarios o sucesores de acuerdo con los términos de la minuta de poder irrevocable que se adjunta como Anexo 10.1 a la presente Póliza, para que la Parte Garantizada pueda, en su nombre y representación, realizar los siguientes actos:

10.1

On this act, by means of a separate deed drafted in accordance with the form of irrevocable power of attorney attached as Schedule 10.1 to this Deed, and for the purpose to give the greatest effectiveness to the compliance with the undertakings set out herein and subject to Clause 10.5 below, the Pledgor grants an irrevocable power of attorney in favour of the Secured Party which shall include as many powers as necessary or convenient, including that of substitution, delegation, sub-empowering and, expressly, self-contracting with respect to the Secured Party and those who result in its assignees or transferees according to the terms of the form of irrevocable power of attorney set out in Schedule 10.1, so that the Secured Party, acting in the name and on behalf of the Pledgor, may perform the following acts:

(i)

representar al Pignorante en la subasta de las Acciones Pignoradas en calidad de vendedor, incluyendo facultades para ordenar la venta de las Acciones Pignoradas o su traspaso a la propia cuenta de valores de la Parte Garantizada, apoderándolo irrevocablemente para que otorgue, en nombre y representación del Pignorante, los documentos públicos necesarios o convenientes para la formalización de la transmisión de las Acciones Pignoradas a favor del adquirente (o de los adquirentes, según corresponda); y

(i)

represent the Pledgor in the auction of the Pledged Shares acting as seller, including ordering the sale of the Pledged Shares or the transfer of the Pledged Shares to the securities account of the Secured Party, irrevocably empowering the Secured Party, so that it may grant, in the name and on behalf of the Pledgor, all the public documents necessary or convenient to formalize the transfer of the Pledged Shares in favour of the purchaser (or of the purchasers, as the case may be); and

(ii)

por sí solo, ordenar a cualesquiera terceros, incluyendo el Depositario y cualesquiera intermediarios bursátiles por cuenta ajena (brokers) y propia (brokers-dealers), la venta de las Acciones Pignoradas o su traspaso libre de pago a la propia cuenta de valores de la Parte Garantizada o a la que éste estime oportuno.

(ii)

By itself order any third parties, including the Custodian and any broker or broker dealers, the sale of the Pledged Shares or the transfer of the Pledged Shares free of payment to the securities account of the Secured Party or to any other security custody account.

10.2

Dado que el poder contemplado en esta Cláusula se otorga en interés de las Partes y que resulta necesario para el cumplimiento de las obligaciones asumidas por el Pignorante en la presente Póliza, el mismo se configura como irrevocable por lo que estará en vigor mientras subsista cualquier obligación pendiente de pago o cumplimiento bajo el Contrato o la presente Póliza. Por ello, la revocación unilateral del poder referido en este Cláusula por el Pignorante no producirá efecto alguno en tanto esté en vigor la presente Póliza.

10.2

As this power is granted in the interests of the Parties and is necessary for the fulfilment of the obligations assumed by the Pledgor in the Agreement and this Deed, this power of attorney is irrevocable and shall remain in full force and effect as long as payment or fulfilment of any obligation under the Agreement or this Deed remains outstanding. Therefore, the unilateral revocation of the power referred to herein by the Pledgor shall not have any effect while this Deed is in force.

10.3

El Pignorante declara conocer y aceptar que el ejercicio por la Parte Garantizada de las facultades que recibe en virtud del poder otorgado en virtud de esta Cláusula puede implicar autocontratación, lo acepta y la salva expresamente tanto para con la Parte Garantizada, como para, en su caso, aquellos que resulten ser su cesionarios o sucesores. Se salva también expresamente, autorizándola, la autocontratación con respecto a aquellos en los que la Parte Garantizada sustituya, subapodere o delegue el poder otorgado en virtud de esta Cláusula.

10.3

The Pledgor acknowledges and accepts that the exercise by the Secured Party of the authority received by virtue the power of attorney granted pursuant hereto may include self-contracting with respect to the Secured Party, and its assignees or transferees. Self-contracting is also expressly permitted with respect to those on whom the Secured Party may have delegated or substituted its power of attorney.

10.4 El Pignorante por la presente otorga en este mismo acto y en escritura pública el poder indicado en esta Cláusula conforme a los términos de la minuta que se adjunta como Anexo 10.1.	10.4 The Pledgor hereby grants on this date the power of attorney referred to in this Clause in a public deed (escritura pública) in the terms set out in the form attached as Schedule 10.1.

10.5 La Parte Garantizada sólo podrá hacer uso del poder irrevocable otorgado a su favor en el caso de que haya tenido lugar un Supuesto de Ejecución.	10.5 The Secured Party may only use the irrevocable power of attorney if an Enforcement Event has occurred.
11. CESIÓN DE LA GARANTÍA FINANCIERA PIGNORATICIA	11. ASSIGNMENT OF THE FINANCIAL SECURITY INTEREST

11.1

El Pignorante reconoce y acepta que la Parte Garantizada puede ceder total o parcialmente el Contrato o los derechos derivados del mismo mediante cesiones de crédito, subrogaciones de posición contractual en dicho contrato o figuras equivalentes, todo ello en los términos del Contrato y si estuviese permitido bajo el mismo.

11.1

The Pledgor hereby acknowledges and agrees that the Secured Party may totally or partially assign the Agreement or any rights arising there from by means of credit transfers, assignments or subrogation on contractual position or equivalent methods, all in accordance with the terms of and if permitted under the Agreement.

11.2

El Pignorante reconoce y acepta expresamente que, de acuerdo con el artículo 1.528 del Código Civil, cualquier cesión o subrogación efectuada por la Parte Garantizada (o sus cesionarios o sucesores) al amparo de lo dispuesto en el Contrato conllevará automáticamente, sin necesidad de nuevo consentimiento del Pignorante a tal efecto, la cesión proporcional de todos los derechos accesorios de garantía establecidos en la presente Póliza y la constitución del cesionario o sucesor como beneficiario en la misma proporción de la Garantía Financiera Pignoraticia constituida en la presente Póliza. El Pignorante y la Parte Garantizada informarán al Depositario de cualquier cesión de su posición contractual bajo la presente Póliza y/o bajo el Contrato.

11.2

The Pledgor hereby expressly acknowledges and agrees that, in accordance with article 1,528 of the Spanish Civil Code, any assignment or transfer carried out by the Secured Party (or any subsequent assignee or transferee thereof) under the provisions of the Agreement shall automatically entail without the need of any further agreement of the Pledgor, the proportional assignment of all accessory security rights established in the present Deed and the constitution of the transferee or assignee as the beneficiary of the Financial Security Interest created in this Deed in the same proportion. The Pledgor and the Secured Party shall inform the Custodian of any assignment of their contractual position under this Deed and/or under the Agreement.

11.3

El Pignorante, por la presente, renuncia por ello a exigir formalidad alguna distinta de las previstas en el Contrato para la acreditación de las cesiones o subrogaciones mencionadas en esta Cláusula. No obstante, si fuera requerido para ello por la Parte Garantizada, el Pignorante se compromete a otorgar cuantos documentos públicos o privados pudieran ser necesarios o convenientes para acreditar las cesiones o subrogaciones, en el bien entendido que los costes derivados del otorgamiento de tales documentos públicos o privados no serán a cargo del Pignorante.

11.3

The Pledgor hereby waives any right to require any formality other than those set out in the Agreement in order to evidence the transfers, assignments or subrogation mentioned in this Clause. Notwithstanding the above, the Pledgor undertakes that, upon the Secured Party’s request, it will grant as many public or private documents as may be necessary or convenient to evidence such transfers, assignments or subrogation, provided that any costs arising from the execution of any such private or public document shall not be payable by the Pledgor.

12. extinción de la GARANTÍA FINANCIERA PIGNORATICIA y devolución de las acciones PIGNORADAS	12. CANCELLATION OF THE FINANCIAL SECURITY INTEREST AND RETURN OF THE PLEDGED SHARES

12.1

Cumplidas, extinguidas o canceladas íntegramente todas las Obligaciones Garantizadas, quedará automáticamente extinguida la Garantía Financiera Pignoraticia sobre las Acciones Pignoradas y la Parte Garantizada devolverá el Certificado de Garantía Financiera Pignoraticia al Depositario.

12.1

Once all the Secured Obligations have been satisfied, extinguished or cancelled in full, the Financial Security Interest over the Pledged Shares shall automatically terminate and the Secured Party shall respectively deliver the Financial Security Interest Certificate to the Custodian.

12.2

La Parte Garantizada se compromete, a solicitud del Pignorante a tal efecto y con preaviso razonable a otorgar cuantos documentos públicos o privados sean necesarios para declarar la cancelación de la Garantía Financiera Pignoraticia. Las Partes acuerdan que todos los tributos y gastos de notario y cualquier tercero y, en su caso, de notificaciones, derivados de dicha cancelación correrán a cargo de la Parte Garantizada.

12.2

The Secured Party hereby undertakes, upon request from the Pledgor on reasonable notice, to execute such public or private documents as are necessary to declare the cancellation of the Financial Security Interest. The Parties agree that all taxes, charges by the Notary, and any third party expenses, as the case may be, notifications as a result of such cancellation shall be borne by the Secured Party.

12.3 La Parte Garantizada queda facultada en este acto para realizar los actos de cancelación que sean necesarios para dar curso a lo previsto en los apartados anteriores de esta Cláusula.	12.3 The Secured Party is hereby empowered for undertaking the cancellation acts deemed to be necessary for the purposes of what it is set forth by this Clause.
13. notificaciones	13. NOTICES

13.1

Todas las notificaciones y comunicaciones relativas a la presente Póliza entre el Pignorante y la Parte Garantizada se efectuarán por escrito, por correo electrónico, fax, por correo certificado con acuse de recibo o por cualquier medio que permita tener constancia de su recepción. A estos efectos las comunicaciones y notificaciones efectuadas al Depositario se efectuarán por cualquier medio de los mencionados anteriormente exceptuando el correo electrónico.

13.1

Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Deed between the Pledgor and Secured Party shall be made in writing, by email, fax, courier (with acknowledgement of receipt) or any other mean that provides evidence of its reception by the addressee. For these purposes, the communications and notices made to the Custodian shall be made by any of the abovementioned means excluding email.

13.2 Los domicilios a efectos de notificaciones de cada una de las Partes serán los siguientes:	13.2 The addresses for notices of each of the Parties shall be the following:
(a) Para el Pignorante:	(a) For the Pledgor:
CRITERIA CAIXA, S.A. [***]	CRITERIA CAIXA, S.A. [***]
(b) Para la Parte Garantizada:	(b) For the Secured Party:
GOLDMAN SACHS INTERNATIONAL [***]	GOLDMAN SACHS INTERNATIONAL [***]
(c) Para el Depositario:	(c) For the Custodian:
CAIXABANK, S.A. [***]	CAIXABANK, S.A. [***]
13.3 La comunicación se entenderá recibida:	13.3 Notice shall be deemed served:
(a) si es entregada personalmente, en el momento de la efectiva entrega en la dirección arriba indicada;	(a) if delivered personally, upon delivery of the above address;

(b)

si se envía por correo certificado con acuse de recibo, cuando así se indique en el documento de acuse de recibo, entendiéndose recibida, en todo caso, si se entrega en la dirección arriba indicada en horas de oficina y aun si su recepción es rechazada por cualquier motivo; y

(b)

if sent by registered post with confirmation of delivery, when it is so indicated in the delivery confirmation or if delivered to the above address during working hours and even if the recipient refused to accept delivery for any reason; and

(c)

entre el Pignorante y la Parte Garantizada, si se envía por correo electrónico, en el momento en el que el destinatario reciba la confirmación de “recibido” o “leído” que le envía su sistema, o si no lo recibiera, cinco minutos después de haberlo enviado y siempre que no reciba un mensaje que indique que el correo ha sido rechazado o no recibido.

(c)

between the Pledgor and the Secured Party if delivered by email, at the time when the sender receives a confirmation of “delivered” or “read” from its own system, or otherwise five (5) minutes after it is sent except where a rejected or delivery failure message is received.

siempre que las comunicaciones anteriores se hagan en un día laborable para el destinatario antes de las 18:00 horas (hora del destinatario). En el caso de instrucciones al Depositario en relación con las Acciones, estas deberán recibirse por el Depositario antes de las 13:00 horas. Si se hicieran en día festivo para el destinatario, o en un día laborable pero más tarde de las 18:00 horas (hora del destinatario) (o 13:00 horas para instrucciones al Depositario en relación con las Acciones), se entenderá que los plazos anteriores empiezan a contar a partir de las 9:00 de la mañana del siguiente día laborable para el destinatario. Como excepción a lo anterior, si el destinatario confirma por escrito la recepción del documento en un momento anterior del que resultaría de la aplicación de las reglas a) o b) anteriores, la comunicación se entenderá recibida en el momento de la confirmación de la recepción por parte del destinatario.	provided that all the above notices are made or served on a day which is a working day for the recipient and before 18:00 hours (recipient’s local time). In the event of instructions in relation to the Shares to the Custodian, should be received by the Custodian before 13.00 hours. If they are made or served on a bank holiday for the recipient or on a working day after 18:00 hours (recipient’s local time) (or 13.00 hours for instructions to the Custodian in relation to the Shares) the above deemed delivery times shall be understood to start at 9:00 a.m. on the following day which is working day for the recipient (recipient’s local time). Except if the recipient confirms receipt in writing at a time before the one which would apply pursuant to a) or b) above, the notice shall be deemed to have been served at the time the recipient confirms receipt.

13.4

A los efectos de la Cláusula 13.2 anterior, las Partes deberán notificar a la otra Parte de la presente Póliza cualquier cambio de nombre, destinatario, dirección o número de fax. Dicha notificación será efectiva a los dos (2) Días Hábiles desde su recepción por el destinatario.

13.5

A Party may notify the other Party to this Deed of any change to its name, relevant addressee, address or fax number for the purposes of Clause 13.2 above provided that such notification shall only be effective on the date falling two (2) Business Days after notice of any such change has been received by the recipient.

14. impuestos y gastos	14. TAXES AND EXPENSES
Los costes derivados de intervención notarial de la presente Póliza (incluyendo, pero sin limitación, cualesquiera adendas a la presente Póliza) serán a cargo del Pignorante.	The Pledgor shall pay the costs of notarial intervention of this Deed (including, but not limited to, any addendas to this Deed).
Todos los honorarios (tanto los de notario como de otras entidades que participen en la constitución de la presente Garantía Financiera Pignoraticia) comisiones, tarifas, tasas, aranceles y tributos y, si fuera aplicable, gastos de notificación que se devenguen y cualesquiera otros gastos que origine la preparación, el otorgamiento, la intervención en póliza, la constitución y registro de la Garantía Financiera Pignoraticia (incluyendo en particular, los honorarios, comisiones, tasas y gastos derivados del registro de la Garantía Financiera Pignoraticia por el Depositario en Iberclear) o el cumplimiento de la presente Póliza o el cumplimiento de la presente Póliza y su modificación, extensión, cancelación o ratificación, así como todas las costas y gastos de ejecución de la Garantía Financiera Pignoraticia, por cualesquiera procedimientos, incluidos los aranceles, comisiones, gastos, honorarios, tarifas y tasas incurridos por la Parte Garantizada en caso de disposición o apropiación directa de las Acciones Pignoradas (y en particular, los honorarios, gastos, comisiones y tasas de Iberclear, del Depositario y de los brokers intervinientes) así como los gastos y honorarios, de toda índole, de abogado, procurador, miembros de la Bolsa correspondiente, entidades de valoración (aun cuando la intervención de éstos no fuere preceptiva) y cualquier otro, serán a cargo del Pignorante.	All notary’s fees (as well as notary’s fees of other entities involved in the creation of this Financial Security Interest), fees, tariffs, rates, charges, taxes, duties and, if applicable, notification costs, which may accrue and any other expenses related to the creation and registration of this Financial Security Interest (including, in particular, the fees, rates and expenses arising from the registration of the Financial Security Interest by the Custodian in Iberclear), as well as other expenses related to the creation, drafting, execution, raising to a public deed (póliza), and fulfilment of this Deed and its amendment, extension, cancellation or ratification, as well as all judicial costs and enforcement costs, by any procedural means, relating to the Financial Security Interest, including, tariffs, commissions, expenses, fees, rates and charges incurred by the Secured Party in the event of realisation or appropriation of the Pledged Shares (and in particular, the fees, expenses, commissions and rates of Iberclear, the Custodian and the intervening brokers) as well as the fees, expenses, commissions and charges of any fees and expenses of the lawyers, court representatives (procuradores), entities member of the relevant Stock Exchange, valuation entities (even when their intervention is not compulsory) and any other entity, unless, will be paid by the Pledgor.

15. ModificaciÓn DEL CONTRATO	15. AMENDMENT OF THE AGREEMENT
El Pignorante y la Parte Garantizada acuerdan que la presente Póliza no modifica los términos y condiciones del Contrato y en caso de que hubiese cualquier discrepancia entre ambos lo dispuesto en el Contrato prevalecerá.	The Pledgor and the Secured Party hereby acknowledge and agree that this Deed shall not amend the terms and conditions of the Agreement and in case of discrepancy between the terms of this Deed and the terms of the Agreement, the terms of the Agreement shall prevail.
16. CLÁUSULAS NULAS O ANULABLES	16. SEVERABILITY
Si cualquier estipulación de la presente Póliza deviene nula o anulable, de conformidad con la legislación aplicable, dicha Cláusula se entenderá por no puesta y el resto de estipulaciones de la presente Póliza serán válidas o ejecutables.	If any provision of this Deed becomes void or voidable pursuant to applicable law, such provision shall be regarded as not applicable and the rest of the provisions of the Deed shall be valid and enforceable.
17. copias	17. COPIES
Las Partes prestan su conformidad para la expedición de posteriores testimonios de esta Póliza intervenida, a efectos del artículo 517 de la LEC, y autorizan expresamente a la Parte Garantizada, a solicitar la expedición de dichos testimonios con efectos ejecutivos. Los gastos de las segundas y posteriores copias de la presente Póliza deberán ser abonados por la parte que solicite dicha copia.	The Parties agree to the issuance of further copies of this Deed, as notarized, for the purpose of article 517 of LEC, and specifically authorize the Secured Party, to request the issuance of such copies with enforcement effects. The costs of the issuance of any second or subsequent copy of this Deed will be paid by the party requesting such copy.

18. IDIOMA	18. LANGUAGE
La presente Póliza se otorga a doble columna en idiomas español e inglés. La versión en inglés se otorga a efectos informativos exclusivamente. En caso de que surgieran discrepancias entre ambas versiones, prevalecerá la versión en lengua española.	This Deed is executed in double column Spanish and English. The English version is granted for information purposes only. In the event of discrepancies between the two versions, the Spanish language version shall prevail.
19. EFICACIA DE LA Garantía Financiera Pignoraticia	19. EFFECTIVENESS OF THE FINANCIAL SECURITY INTEREST
Salvo disposición en contrario de la ley o de otra manera de acuerdo con los términos del Contrato, las obligaciones del Pignorante no se verán afectadas por ningún acto, omisión, asunto o cosa que, salvo esta Cláusula, reduzca, libere o perjudique sus obligaciones respectivas bajo la Garantía Financiera Pignoraticia o el Contrato (sin limitación y sin perjuicio de que sea o no es conocido por el Pignorante o por la Parte Garantizada), incluyendo:	Unless otherwise provided by law or otherwise in accordance with the terms of the Agreement, the obligations of the Pledgor will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of their respective obligations under the Financial Security Interest or the Agreement (without limitation and whether or not known to the Pledgor or the Secured Party), including:
(i) (salvo en lo que es objeto específico del consentimiento o renuncia), cualquier renuncia o consentimientos otorgados al Pignorante o a cualquier tercero;	(i) (except for what it the subject of the specific waiver o consent) any waiver or consent granted to the Pledgor or any other person;
(ii) la liberación del Pignorante o de cualquier otra persona que, en cada se realice en los términos de cualquier procedimiento concursal o preconcursal con cualquier acreedor del Pignorante;	(ii) the release of the Pledgor or any other person under the terms of any creditor composition or out-of court arrangement with any creditor of the Pledgor;
(iii) el no ejercicio de cualquier derecho contra el Pignorante, o la omisión de tomar cualquier acción para perfeccionar o realizar el valor de cualquier garantía otorgada;	(iii) the failure to exercise any right against the Pledgor or the or refusal or neglect of any action to perfect, take up or enforce any security granted;
(iv) cualquier incapacidad o falta de poder, autoridad o personalidad jurídica de, o disolución o cambio en los miembros o situación del Pignorante o cualquier otra persona;	(iv) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Pledgor or any other person;

(v) la modificación (aunque sea fundamental) o sustitución del Contrato o cualquier otro documento o garantía;	(v) any amendment (however fundamental) or replacement of the Agreement or any other document or security;
(vi) la inejecutabilidad, ilegalidad o invalidez de cualquier obligación de cualquier persona bajo el Contrato o cualquier otro documento o garantía; o	(vi) the unenforceability, illegality or invalidity of any obligation of any person under the Agreement or any other document or security; or
(vii) la insolvencia concurso o procedimientos similares del Pignorante.	(vii) the insolvency (concurso) or similar proceedings of the Pledgor.
20. LEY APLICABLE Y JURISDICCIÓN	20. APPLICABLE LAW AND JURISDICTION
20.1 La presente Póliza se regirá por la legislación española y en particular por lo dispuesto en el RDL 5/2005	20.1 This Deed shall be governed by Spanish Law and, in particular, by the provisions set out in RDL 5/2005

20.2

Las Partes, con renuncia expresa a cualquier otro fuero que les pudiera corresponder, someten expresa e irrevocablemente cuantas cuestiones puedan surgir en relación con la presente Póliza a los juzgados y tribunales de la ciudad de Madrid (España).

20.2

The Parties, hereby expressly waiving their rights to any other jurisdiction which may be available to them, hereby expressly and irrevocably submit any matter in connection with this Deed to the courts of the city of Madrid (Spain).

20.3

La sumisión a la jurisdicción de los Tribunales referidos en esta Cláusula no limitarán (y no serán interpretados como tal) el derecho de la Parte Garantizada de iniciar acciones, distintas de aquellas previstas en la presente Póliza, contra el Pignorante, o en cualquier otro Tribunal de la jurisdicción competente y el inicio de acciones en una o más jurisdicciones no precluirá el inicio de acciones en cualquier otra jurisdicción (sea o no concurrente) en la medida en que esté permitida por la ley aplicable.

20.3

The submission to the jurisdiction of the Courts referred to in this Clause shall not (and shall not be construed so as to) limit the right of the Secured Party to take proceedings, different from the ones foreseen in this Deed, against the Pledgor, or in any other Court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

21. RATIFICACIÓN DEL CONTRATO	21. RATIFICATION OF THE AGREEMENT
21.1 El Pignorante y la Parte Garantizada expresamente ratifican el Contrato (que se adjunta a la presente Póliza como Anexo 21) en su integridad y a todos los efectos legales oportunos.	21.1 The Pledgor and the Secured Party expressly ratify the Agreement (attached hereto as Schedule 21) in its entirety and for all the relevant legal purposes.

21.2

Las Partes acuerdan que la presente Póliza, al que se adjunta una copia del Contrato, y en el que se ratifica íntegramente el contenido de dicho contrato, servirá de título ejecutivo a todos los efectos, incluyendo a los efectos del artículo 517 de la Ley de Enjuiciamiento Civil.

21.2

The Parties agree that this Deed, to which a copy of the Agreement is attached, and whereby its contents are fully confirmed, shall be deemed to be an enforcement title (título ejecutivo) for all purposes, including for the purposes of article 517 of the Spanish Procedural Law (Ley de Enjuiciamiento Civil).

21.3 En particular, en caso de ejecución de la presente Póliza, el importe líquido, vencido y exigible será calculado por la Parte Garantizada de conformidad con los términos del Contrato.	21.3 In particular, in the event of enforcement of this Deed, the due, liquid and payable amount under the Agreement shall be calculated by the Secured Party pursuant to the terms of the Agreement.
Las Partes se manifiestan conformes con el contenido de la presente Póliza y sus anexos, que aceptan y firman:	The Parties hereby agree with the contents of this Deed and its schedules, which they accept and sign:

EL PIGNORANTE / THE PLEDGOR CRITERIA CAIXA, S.A.
/s/ Ángel Simón Grimaldos
Ángel Simón Grimaldos

LA PARTE GARANTIZADA / THE SECURED PARTY GOLDMAN SACHS INTERNATIONAL
/s/ Jaime Suárez Coronel
Jaime Suárez Coronel

/s/ Olaf Díaz-Pintado López-Chicheri
Olaf Díaz-Pintado López-Chicheri

EL DEPOSITARIO / THE CUSTODIAN CAIXABANK, S.A.
/s/ Marcos García Arroyo
Marcos García Arroyo

/s/Beatriz Escudero García
Beatriz Escudero García

EL AGENTE DE CÁLCULO / THE CALCULATION AGENT GOLDMAN SACHS INTERNATIONAL

/s/ Jaime Suárez Coronel
Jaime Suárez Coronel

/s/ Olaf Díaz-Pintado López-Chicheri
Olaf Díaz-Pintado López-Chicheri

Anexo (D) / SCHEDULE (D)
COPIA DEL certificado DE propiedad DE LAS acciones / COPY OF THE ownership certificate for the shares

Anexo 2.3 / SCHEDULE 2.3
COPIA DEL certificado DE GARANTÍA FINANCIERA PIGNORATICIA / COPY OF THE FINANCIAL SECURITY INTEREST CERTIFICATE

ANEXO 8.1 / SCHEDULE 8.1
LISTADO DE PERSONAS AUTORIZADAS DE GOLDMAN SACHS / GOLDMAN SACHS AUTHORISED PERSONS

anexo 9.3 / SCHEDULE 9.3
NOTIFICACIÓN DE EJECUCIÓN / ENFORCEMENT NOTICE

[Este formato se completará o modificará por la Parte Garantizada según las circunstancias de la ejecución que en su caso se realice]

Estimados Sres:

Notificación de ejecución de la Garantía Financiera Pignoraticia

Nos ponemos en contacto con Uds. en relación con (i) la confirmación (la “Confirmación”) suscrita por Uds. el 5 de abril de 2024 y sujeto a derecho inglés, que suplementa, forma parte de, y está sujeto al ISDA 2002 Master Agreement de fecha 16 de diciembre de 2016 (el “Contrato ISDA Master”, y junto con la Confirmación, el “Contrato”) elevado a público ante el Notario de [Madrid] [D./Dª] [ ˜ ] en fecha [ ˜ ] y (ii) el contrato de garantía financiera pignoraticia sobre acciones de [ ˜ ] de fecha [ ˜ ] de [ ˜ ] de [ ˜ ] celebrado entre [ ˜ ], como pignorante, [ ˜ ], como parte garantizada y otorgado en garantía de las obligaciones financieras principales del Contrato y sujeto por voluntad de las partes del mismo al régimen establecido en el Real Decreto-Ley 5/2005, elevado a público ante el Notario de [Madrid] [D./Dª] [ ˜ ] en esa misma fecha (la “Garantía Financiera Pignoraticia”).

La Garantía Financiera Pignoraticia está debidamente inscrita sobre valores anotados en los correspondientes registros de anotaciones en cuenta (las “Acciones Pignoradas”) de cuya llevanza [ ˜ ] es responsable y depositario.

Mediante la presente les comunicamos que se ha producido un [Supuesto de Ejecución] (según este término queda definido en el Contrato y en la Garantía Financiera Pignoraticia), por lo que procedemos a ejecutar la Garantía Financiera Pignoraticia.

En consecuencia, les damos instrucciones irrevocables para que procedan a lo siguiente: [ ˜ ] [a completar con las instrucciones de ejecución o traspaso de las Acciones Pignoradas (o activos correspondientes) que procedan según establezca la Parte Garantizada de conformidad con lo previsto en la cláusula [ ˜ ] de la Garantía Financiera Pignoraticia (Ejecución de la garantía financiera pignoraticia)].

Atentamente,

[ ˜ ].

[Translation of the Enforcement Notice provided for information purposes only]

Dear Sirs,

Enforcement Notice of the Financial Security Interest

We are contacting you in connection with the (i) confirmation (the “Confirmation”) entered into by you on 5 April 2024 and subject to English law, which supplements, forms part of, and is subject to the ISDA 2002 Master Agreement dated as of 16 December 2016 between us (the “ISDA Master Agreement”, and together with the Confirmation, the “Agreement”) raised to the status of a Spanish document before the Notary of [Madrid] [Mr./Ms.] [ ˜ ] on [ ˜ ] and (ii) the financial security interest agreement over shares in [ ˜ ] entered into on [ ˜ ] [ ˜ ] 2024 between [ ˜ ] as pledger and [ ˜ ] as secured party, and granted to secure the main financial obligations of the Agreement and subject to Royal Decree-Law 5/2005, 11 March elevated to the status of a Spanish document before the Notary of [Madrid] [Mr./Ms.] [ ˜ ] on this date (the “Financial Security Interest”).

The Financial Security Interest is duly registered over the securities recorded in the relevant book-entries (the “Pledged Shares”), being [ ˜ ] the responsible and custodian of these Pledged Shares.

By means of this notice, we inform you that an Enforcement Event has occurred (as this term is defined in the Agreement and in the Financial Security Interest) and thus, we proceed with the enforcement of the Financial Security Interest.

As a consequence, you are hereby irrevocably instructed to [ ˜ ] [to be completed with the instructions of enforcement or transfer of the Pledged Shares (or relevant assets) that may proceed as established by the Secured Party pursuant to the provisions set out in Clause [ ˜ ] of the Financial Security Interest (Enforcement of the Financial Security Interest)].

Yours faithfully,

[ ˜ ].

ANEXO 9.4 / SCHEDULE 9.4

MUESTRA DE LAS FIRMAS DE LOS FIRMANTES AUTORIZADOS DE LA PARTE GARANTIZADA / SPECIMEN OF SIGNATURES OF SECURED PARTY AUTHORIZED SIGNATORY

ANEXO 10.1 / SCHEDULE 10.1

MINUTA DE ESCRITURA DE PODER IRREVOCABLE / FORM OF IRREVOCABLE Power of Attorney

ANEXO 21 / SCHEDULE 21

COPIA DEL CONTRATO / COPY OF THE AGREEMENT